Exhibit 99.1

Neal Goldner
Investor Relations
407.206.6149
neal.goldner@mvwc.com
Ed Kinney
Corporate Communications
407.206.6278
ed.kinney@mvwc.com
Marriott Vacations Worldwide Completes Acquisition of Welk Resorts
ORLANDO, Fla. - April 1, 2021 - Marriott Vacations Worldwide (NYSE: VAC) (“MVW” or the “Company”) announced today that it has completed the previously announced acquisition of Welk Resorts, one of the largest independent timeshare companies in North America, for $485 million, including approximately 1.4 million MVW common shares of stock.
“With its eight upper upscale ownership resorts located primarily on the West Coast, 55,000 Owners and three years of built inventory, Welk Resorts is a great addition to MVW,” said Stephen P. Weisz, chief executive officer. “This acquisition provides us with substantial future growth opportunities and, once all final approvals are obtained and the resorts are rebranded, will increase our Hyatt Residence Club footprint by 50%. Additionally, I would like to extend a very warm welcome to our new associates as they join our MVW family.”
Welk Resorts opened its first vacation ownership resort in 1984 in San Diego (Escondido) – which currently sits on 450 sprawling acres - and offers Owners and guests an array of amenities to experience during their stay. Once combined, Hyatt Residence Club and Welk Resorts will offer Owners, Members and guests 24 vacation ownership properties with nearly 3,000 keys.
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About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has nearly 120 resorts and over 700,000 Owners and Members in a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs comprised of nearly 3,200 resorts in over 80 nations and more than 1.7 million members, as well as management of more than 160 other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit marriottvacationsworldwide.com.
About Hyatt Residence Club®
Hyatt Residence Club provides flexible access to global travel experiences through a diverse portfolio of boutique residential-style retreats. Set in unique destinations from Maui, Carmel and Aspen to Sedona, San Antonio and Key West, Hyatt Residence Club resorts deliver genuine Hyatt® care. For more information, please visit hyattresidenceclub.com. For nightly rentals, please visit hyatt.com.